                                                                    Exhibit 99.2

                        MOBILEMEDIA COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                                    Unaudited

                        Consolidated Balance Sheets as of
                           December 31, 1996 and 1995

                Consolidated Statements of Operations, Changes in
             Stockholder's Equity and Cash Flows for the Years ended
                        December 31, 1996, 1995 and 1994

                          Notes to Financial Statements



The accompanying unaudited financial statements as of December 31, 1996 and for the year then ended have not been prepared in accordance with generally accepted accounting principles due to the Company's inability at the present time to determine the amount of an impairment adjustment that would be required pursuant to Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company believes that the amount of the impairment adjustment could be material. See Note 3 to the accompanying unaudited financial statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES



Consolidated Balance Sheets of MobileMedia Communications, Inc. and
  Subsidiaries as of December 31, 1996 and 1995 ............................ F-2

Consolidated Statements of Operations of MobileMedia Communications,
  Inc. and Subsidiaries for the years ended December 31, 1996,
  1995 and 1994 ............................................................ F-3

Consolidated Statement of Changes in Stockholders' Equity of
  MobileMedia Communications, Inc. and Subsidiaries for the years ended December 31, 1996, 1995 and 1994 ................................... F-4

Consolidated Statements of Cash Flows of MobileMedia Communications,
  Inc. and Subsidiaries for the years ended December 31, 1996, 1995 and 1994 ................................................................. F-5

Notes to Consolidated Financial Statements ................................. F-6

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                          (dollar amounts in thousands)
                                    Unaudited



                                                                December 31,
                                                               -------------------
                                                               1996           1995
                                                               ----           ----
 Assets
 Current Assets
    Cash and cash equivalents ...........................  $    23,169   $     5,835
    Accounts receivable (less allowance for uncollectible
       accounts of $56,189 and $5,214 at December 31,
       1996 and 1995, respectively) .....................       59,079        32,694
Inventories .............................................       13,382         9,623
Prepaid expenses ........................................        1,118         1,665
Other ...................................................        1,582           345
                                                           -----------   -----------
Total current assets ....................................       98,330        50,162
Cash designated for the MobileComm Acquisition ..........         --         402,341
Investment in  net assets of equity affiliate ...........        1,856         2,017
Property  and equipment, net ............................      326,382       194,543
Intangible  assets, net .................................    1,119,103       398,057
Other assets ............................................       28,781        81,426
                                                           -----------   -----------
Total assets ............................................  $ 1,574,452   $ 1,128,546
                                                           ===========   ===========

Liabilities and Stockholder's equity
Current liabilities
    Accounts payable ....................................  $    78,533   $    41,797
    Accrued expenses ....................................       54,634        17,315
    Advance billings and customer deposits ..............       37,022        12,986
    Current portion of long-term debt ...................    1,074,195          --
                                                           -----------   -----------
Total current liabilities ...............................    1,244,384        72,098
Deferred tax liability ..................................       72,097          --
Long-term debt ..........................................         --         476,156
Other ...................................................        3,460         1,539
Commitments and contingencies
Stockholder's equity
     Common stock (1 share, no par value, issued and
     outstanding at December 31, 1996 and 1995) .........         --            --
     Additional paid-in-capital .........................      672,629       659,829
     Accumulated deficit ................................     (418,118)      (81,076)
                                                           -----------   -----------
Total stockholder's equity ..............................      254,511       578,753
                                                           -----------   -----------
Total liabilities and stockholder's equity ..............  $ 1,574,452   $ 1,128,546
                                                           ===========   ===========


                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          (dollar amounts in thousands)
                                    Unaudited

                                             Year ended December 31,
                                        ----------------------------------
                                           1996        1995        1994
                                        ---------   ---------   ----------
Revenues
  Services, rents and maintenance ....  $ 568,892   $ 220,745   $ 179,092
  Product sales ......................     71,818      32,251      24,057
                                        ---------   ---------   ---------
Total revenues .......................    640,710     252,996     203,149
Cost of products sold ................    (72,595)    (26,885)    (18,705)
                                        ---------   ---------   ---------
                                          568,115     226,111     184,444
Operating expenses
  Services, rents and maintenance ....    144,050      59,800      46,339
  Selling ............................     96,817      45,203      32,939
  General and administrative .........    218,606      59,034      57,394
  Restructuring costs ................      4,256        --          --
  Depreciation .......................    136,437      50,399      49,717
  Amortization .......................    212,264      21,009      17,934
                                        ---------   ---------   ---------
Total operating expenses .............    812,430     235,445     204,323
                                        ---------   ---------   ---------
Operating (loss) .....................   (244,315)     (9,334)    (19,879)
Other income (expense)
  Interest expense, net ..............    (92,795)    (31,745)    (18,237)
  Gain on sale of assets .............         68                   1,049
                                        ---------   ---------   ---------
Total other income (expense) .........    (92,727)    (31,745)    (17,188)
                                        ---------   ---------   ---------

Loss before income taxes .............   (337,042)    (41,079)    (37,067)
Income taxes .........................       --          --          --
                                        ---------   ---------   ---------
Net  loss ............................  $(337,042)  $ (41,079)  $ (37,067)
                                        =========   =========   =========

                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          (dollar amounts in thousands)
                                    Unaudited




                                                  Additional
                                         Common     Paid in    Accumulated
                                          Stock     Capital      Deficit       Total
                                       ---------  ----------   -----------  ----------

Balance at December 31, 1993 ........  $       0    $141,497      (2,930)   $ 138,567
Net loss ............................                            (37,067)     (37,067)
                                       ---------    --------   ---------    ---------
Balance at December 31, 1994 ........          0     141,497     (39,997)     101,500
Capital contribution by MobileMedia
  Corporation .......................                518,332                  518,332
Net loss ............................                            (41,079)     (41,079)
                                       ---------    --------   ---------    ---------
Balance at December 31, 1995 ........          0     659,829     (81,076)     578,753
Capital contribution by MobileMedia
  Corporation .......................                 12,800                   12,800
Net loss ............................                           (337,042)    (337,042)
                                       ---------    --------   ---------    ---------
Balance at December 31, 1996 ........  $       0    $672,629   $(418,118)   $ 254,511
                                       =========    ========   =========    =========





                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (dollar amounts in thousands)
                                    Unaudited






                                                                     Year ended December 31,
                                                             -------------------------------------
                                                                 1996         1995         1994
                                                             ------------  -----------   ---------
Operating activities
Net loss ..................................................  $  (337,042)  $   (41,079)  $(37,067)
Adjustments to reconcile net loss to net cash provided
    by operating activities:
  Depreciation and amortization ...........................      348,701        71,408     67,651
  Accretion  of note payable discount .....................       16,792        15,159     13,685
  Gain on sale of assets ..................................                                (1,049)
  Provision  for uncollectible accounts ...................       64,135         4,259      6,002
  Write-off of unamortized debt issuance costs ............                      5,391
  Undistributed earnings of affiliate, net
    of distributions ......................................          161          (303)
Change in operating assets and liabilities:
  Accounts receivable .....................................      (55,914)      (17,595)   (10,490)
  Inventories .............................................        2,433        (3,353)    (6,103)
  Prepaid  expenses and other assets ......................       11,403           133        811
  Accounts payable, accrued expenses and other
    liabilities ...........................................        5,163         9,829     20,341
                                                             -----------   -----------   --------
  Net cash provided by operating activities ...............       55,832        43,849     53,781
                                                             -----------   -----------   --------
  Investing activities:
  Construction and capital expenditures, including net
     changes in pager assets ..............................     (160,489)      (86,163)   (65,574)
 Investment in net assets of equity affiliates ............                     (1,641)
  Acquisition of businesses ...............................     (866,460)     (171,223)     2,052
  MAP Mobile channel exchange agreement ...................                    (10,175)
  Transaction costs .......................................                                  (930)
  Cash paid to FCC for PCS license ........................                    (42,935)   (10,734)
  Net proceeds from sale of assets ........................                                23,971
  Other ...................................................                       (561)       337
                                                             -----------   -----------   --------
Net cash used  in investing activities ....................   (1,026,949)     (312,698)   (50,878)
                                                             -----------   -----------   --------
Financing  activities:
  Capital  contribution from MobileMedia Corporation ......       12,800       518,332
  Proceed from sale of notes, net .........................                    245,863
  Repayment of Dial Page notes ............................                    (83,430)
  Payment of debt issue costs .............................       (6,876)      (22,721)
  Borrowing from revolving credit facilities ..............      580,250     1,071,000     29,000
  Repayments on revolving credit facilities ...............                 (1,057,250)   (29,000)
  Repayments of other debt ................................          (64)
                                                             -----------   -----------   --------
Net cash provided by financing activities .................      586,110       671,794       --
                                                             -----------   -----------   --------
Net (decrease) increase in cash, cash equivalents and cash
  designated  for the MobileComm Acquisition ..............     (385,007)      402,945      2,903
Cash and cash equivalents at beginning of period ..........      408,176         5,231      2,328
                                                             -----------   -----------   --------
Cash and cash  equivalents at end of period ...............  $    23,169   $   408,176   $  5,231
                                                             ===========   ===========   ========



                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)



1. Subsequent Event

      On January 30, 1997 (the "Filing Date"), MobileMedia Communications, Inc. and all of its subsidiaries (the "Company") and its parent, MobilMedia Corporation ("MobileMedia"), filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (the "Filings"), in order to implement an operational and financial restructuring. In connection with the filings, the Company entered into a credit agreement, providing up to $200 million in debtor-in-possession financing (the "DIP Credit Agreement"). The Company is presently operating their business as debtors-in-possession subject to the jurisdiction of the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").


      The cases initiated by the Filings are being jointly administered for procedural purposes. During the pendency of the cases, the Bankruptcy Court has jurisdiction over the assets and affairs of the Company, and their continued operations are subject to the Bankruptcy Court's protection and supervision. The Company is in the process of applying for, and in some cases has obtained, various orders from the Bankruptcy Court intended to stabilize its business and minimize any disruption caused by the Filings. To date, the Bankruptcy Court has authorized the Company to pay certain pre-petition creditors including employees and key suppliers, enter into the DIP Credit Agreement, reject leases, engage professionals and enter into employment and compensation agreements, among other things. The Company will continue to file motions with the Bankruptcy Court as necessary and appropriate in the operation of its business and the administration of the bankruptcy proceedings.


      By law, the Company has the exclusive right to propose and file a plan of reorganization with the Bankruptcy Court for the 120 day period following the Filing Date and, if so filed, an exclusive period of up to 180 days after the Filing Date to solicit acceptances of such plan. The Company's exclusive periods would have expired on May 29, 1997 and July 28, 1997, respectively. The Company filed a motion, which was approved by the Bankruptcy Court, to extend these exclusive periods to August 29, 1997 and October 30, 1997, respectively.



      Although the Company is authorized to operate its business as debtors-in-possession, it may not engage in transactions outside the ordinary course of business without first complying with the notice and hearing provisions of the Bankruptcy Code and obtaining Bankruptcy Court approval. The Company may rent, sell or lease its property in the ordinary course of business.


      An official unsecured creditors' committee has been appointed by the United States Trustee and is acting in the Chapter 11 cases of the Company. This committee (as well as other parties in interest) has the right to appear and be heard on applications of the Company relating to certain business transactions. The Company is required to pay certain expenses of the committee, including legal and advisory fees, to the extent allowed by the Bankruptcy Court.


      Pursuant to the automatic stay created under Section 362 of the Bankruptcy Code, during a Chapter 11 case, creditors and other parties in interest may not, without Bankruptcy Court approval, among other things: (i) commence or continue a judicial, administrative or other proceeding against the Company (a) which was or could have been commenced prior to commencement of the Chapter 11 cases, or
(b) to recover a claim that arose prior to commencement of the cases; (ii) enforce any pre-petition judgments against the Company; (iii) take any action to obtain possession of property of the Company or to exercise control over property of the Company or their estates; (iv) create, perfect or enforce any lien against the property of the Company, (v) collect, assess or recover claims against the Company that arose before the commencement of the cases; or (vi) offset any debt owing to the Company that arose prior to the commencement of the cases against a claim of such creditor or party-in-interest against the Company that arose before the commencement of the cases. Consequently, the Company's creditors are prohibited from attempting to collect pre-petition debts without prior authorization the Bankruptcy Court. Creditors may, however, petition for relief from the automatic stay.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amount in thousands)

1. Subsequent Event - (Continued)

      Under the Bankruptcy Code, the Company may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Company, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Company to the extent that the Company utilizes the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Company cannot presently determine or reasonably estimate the ultimate liability which may result from the filing of claims for all leases and contracts which may be rejected.


      The Company must assume or reject real estate leases prior to September 30, 1997 (subject to any extensions which may be sought, if granted by the Bankruptcy Court). The Company retains the option to assume or reject all other employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts (other than real estate leases) until confirmation of a plan of reorganization. However, the parties to executory contracts, including leases, with the Company may petition the Bankruptcy Court to require the Company to assume or reject such contracts on a date certain.



      As noted above, the Company, as a debtor in possession, entered into the DIP Credit Agreement with The Chase Manhattan Bank, as agent, and certain other financial institutions (the "DIP Lenders") that provides for up to $200 million of post petition, debtor in possession financing (the "DIP Facility"). At a hearing on January 30, 1997, the Bankruptcy Court entered an interim order approving the DIP Facility and allowed the Company to borrow up to $70 million, subject to the Company entering into supply agreements with certain Key Vendors. This condition being satisfied, the Company borrowed $47 million to pay the pre-petition claims of the Key Vendors and to make adequate assurance payments to the pre-petition bank lenders. On February 19, 1997, the Bankruptcy Court entered a final order approving the Company's DIP Facility which, by the terms of the DIP Agreement, provided that credit availability under the DIP Facility would increase to $100 million. Subsequently, all $200 million of the DIP Facility became available for borrowing on May 1, 1997, when the Company delivered to the DIP Lenders a business plan satisfactory to the advisor to the DIP Lenders.


      The Company is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, the Company is required to make monthly interest payments to the DIP Lenders and to the lenders under the pre-petition $750 million credit facility. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of the Company. Loans outstanding under the DIP Facility are to be paid in full on January 30, 1998 provided that if on or before December 31, 1997 the Company (i) delivers to the Agent a Reorganization Plan which is in form and substance satisfactory to at least 51% of the DIP Lenders which, among them, hold at least two-thirds of the Commitments under the DIP Facility and (ii) files such Reorganization Plan with the Bankruptcy Court, and no event of default shall be continuing then the final maturity of the DIP Facility shall be extended to July 31, 1998. As of June 30, 1997, outstanding borrowings under the DIP facility totaled $15 million.


      Refer to Note 14 for a discussion of various FCC actions and a stay of a previously announced FCC administrative hearing.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

2. Basis of Presentation

      The accompanying unaudited financial statements as of December 31, 1996 and for the year then ended have not been prepared in accordance with generally accepted accounting principles due to the Company's inability at the present time to determine the amount of an impairment adjustment that would be required pursuant to Statement of Financial Accounting Standard No 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company believes that the amount of the impairment adjustment could be material. See Note 3.


      The consolidated financial statements at December 31, 1996 have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.



3. The Company and Summary of Significant Accounting Policies

   The Company

      The Company provides paging services in the United Stares, including most of the largest metropolitan areas.

   Consolidation


      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (MobileMedia Communications of California, Inc., MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., RadioCall Company of Virginia, Inc., MobileMedia PCS, Inc., MobileMedia Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

   Cash Equivalents

      The Company considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

   Cash Designated for the MobileComm Acquisition

      Unused proceeds of debt and stock offerings incurred for the purpose of financing a portion of the costs of the MobileComm Acquisition (Note 4) are presented as a long-term asset at December 31,1995 in the accompanying financial statements.

   Concentrations of Credit Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with high-quality institutions and, by policy, limits the credit exposure to any one institution. Although the Company faces significant credit risk from its customers, which has been aggravated due to the Company's operating problems, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise the Company's customer base. The Company generally does not require collateral or other security to support customer receivables.

   Inventories

      The Company values inventories at the lower of cost or market value, with cost being determined using the first-in, first-out method. Inventories consist of pagers held specifically for resale by the Company.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

3. The Company and Summary of Significant Accounting Policies - (Continued)

   Revenue Recognition

      The Company recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. The Company leases (as lessor) certain pagers under operating leases. Substantially all of these leases are cancelable with 60 days notice. Sales of pagers are recognized upon delivery.

   Reclassifications

      Certain 1995 financial statement items have been reclassified to conform to the 1996 presentation. These items include the reclassification of certain employee benefits from general and administrative expense into services, rents and maintenance and selling expense, the reclassification of customer service expenses from service, rents and maintenance expense into general and administrative expense and the reclassification of income from equity affiliate into service, rents and maintenance expense.

   Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

   Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation.

      Expenditures for maintenance are charged to expense as incurred.

      Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to costs of products sold.

      Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

            Pagers ............................................      4 years
            Radio transmission equipment ......................     10 years
            Computer equipment ................................      4 years
            Furniture and fixtures ............................      5 years
            Leasehold improvements ............................   1-10 years
            Buildings .........................................     30 years

   Intangible Assets

      Intangible assets consist primarily of customer lists, FCC licenses, a non-competition agreement, software and the excess of consideration paid over fair values of net assets acquired and are being amortized principally using the straight-line method over periods ranging from 1 to 40 years.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

3. The Company and Summary of Significant Accounting Policies - (Continued)

   Impairment of Long-Lived Assets

      The Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in the year ended December 31, 1995. Under certain circumstances, SFAS 121 requires companies to write down the carrying value of long-lived assets recorded in the financial statements to the fair value of such assets. The Company has determined that the existence of adverse business circumstances, such as the Company's bankruptcy, its operating results for the 1996 fiscal year and the uncertainty associated with the pending FCC proceeding, constitute indicators of impairment for purposes of SFAS 121, that recognition of an impairment loss may be appropriate and that the amount of such impairment loss could be material. At December 31, 1996, more than 90% of the Company's total assets constitute long-lived assets. The Company has concluded that, at the present time, it is not possible to determine the amount of impairment pursuant to the SFAS 121, and, accordingly, the Company's financial statements for the 1996 fiscal year are not presented in accordance with generally accepted accounting principles.

   Debt Issue Costs


      Debt issue costs, which relate to the long term debt discussed in Note 8, are included with other assets in the accompanying balance sheets. Such costs amounted to $26,584 at December 31, 1996 and $16,782 at December 31, 1995 and are being amortized on a straight line basis over the term of the related debt.

   Income Taxes

      Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement No. 109).

4. Acquisitions and Divestitures

      On January 4, 1996, the Company completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with the Company (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

      The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their preliminary estimated fair values as of January 4, 1996.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                   UNAUDITED
                         (dollar amounts in thousands)

4. Acquisitions and Divestitures - (Continued)

      The allocation of the purchase price is summarized as follows:

      Current assets ....................................   $  55,301
      Property and equipment ............................     112,986
      Intangible assets .................................     934,269
      Other assets ......................................         143
      Liabilities assumed ...............................    (149,662)
                                                            ---------
                                                            $ 953,037
                                                            =========

      On August 31, 1995, the Company purchased the paging assets and messaging services business (the "Paging Business") of Dial Page, Inc. ("Dial Page"), including the capital stock of two wholly-owned Dial Page subsidiaries, and assumed certain liabilities of the Paging Business (the "Dial Page Acquisition"). The purchase price for the Paging Business was $187,396, comprised of cash and the assumption by the Company of the aggregate principal amount of and accrued interest on certain indebtedness of Dial Page.

      The Company assigned its right to acquire the Paging Business to MobileMedia DP Communications, Inc. ("MMDP"), a newly formed wholly-owned subsidiary of MobileMedia. Upon the consummation of the Dial Page Acquisition, MobileMedia effected a merger (the "Merger") of MMDP and MobileMedia Communications with and into MobileMedia Merger, Inc., a wholly-owned subsidiary of MobileMedia ("Merger Sub") formed to effect the Merger. Merger Sub changed its name to MobileMedia Communications, Inc. in the Merger. In connection with the Dial Page Acquisition, MMDP purchased $83.4 million outstanding principal amount of the Dial Page 12 1/4% of Senior Notes due 2000 (the "Dial Page Notes") at a purchase price of 107.625% of their principal amount plus a consent fee equal to an additional 1.0% of their principal amount. Upon consummation of the Dial Page Acquisition, the remaining $1.6 million of outstanding Dial Page Notes became obligations of MMDP. The purchase of the Dial Page Notes resulted in approximately $90.9 million of additional borrowings under MobileMedia Communication's $300,000 secured credit facility (the "Former Credit Facility") (See Note 8).


      The Dial Page Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to August 31, 1995 reflect the purchase price, including bond tender premium and consent, and fees of $7,444 and transaction costs of $5,339, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair value as of August 31, 1995.

      The allocation of the purchase price is summarized as follows:

      Current assets ...............................  $   3,441
      Property and equipment .......................     37,406
      Intangible assets ............................    167,101
      Other assets .................................         74
      Liabilities assumed ..........................     (7,843)
                                                      ---------
                                                      $ 200,179
                                                      =========

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                   UNAUDITED
                         (dollar amounts in thousands)

4. Acquisitions and Divestitures - (Continued)

      Results of operations for the year ended December 31, 1995 include results of Dial Page subsequent to August 31, 1995. The following unaudited pro forma information reflects the results of operations of the Company assuming the Dial Page and MobileComm acquisitions had occurred as of January 1, 1995.

                                                   Year ended
                                               December 31, 1995
                                               -----------------
      Net revenue ...........................       $ 559,236
      Net loss ..............................       $(213,173)


      On October 23, 1995, the Company completed the purchase of additional capacity for its nationwide Private Carrier Paging channel for $10,175 from MAP Mobile Communications, Inc.

      In December 1994, the Company sold its Specialized Mobile Radio ("SMR") assets for $25,031, realizing a gain of $1,049. During 1994, this business contributed approximately 1.3% of the Company's consolidated revenue.

5. Property and Equipment

      Property and equipment are summarized as follows:



                                                     December 31,
                                             -----------------------------
                                                1996              1995
                                             ------------     ------------
      Pagers ..............................    $ 271,068        $ 135,666
      Radio transmission equipment ........      196,138           81,304
      Computer equipment ..................       25,334           11,262
      Furniture and fixtures ..............       19,352            9,030
      Leasehold improvements ..............       14,260            4,960
      Construction in progress ............        1,498           21,378
      Land, buildings and other ...........        7,701            4,468
                                               ---------        ---------
                                                 535,351          268,068
      Accumulated depreciation ............      208,969           73,525
                                               ---------        ---------
      Property and equipment, net .........    $ 326,382        $ 194,543
                                               =========        =========

6. Intangible Assets




                                                                   December 31,
                                       ---------------------------------------------------------------------
                                                      1996                                1995
                                       ----------------------------------   --------------------------------
                                                   Accumulated                         Accumulated
                                          Cost     Amortization     Net       Cost     Amortization     Net
                                       ----------  ------------  --------   --------  --------------  ------
Customer lists ....................... $  288,137    $102,735   $  185,402  $141,187     $ 30,481   $ 110,706
FCC Licenses .........................    774,731      22,757      751,974   241,457        5,223     236,234
Software .............................      3,500       1,167        2,333      --           --          --
Non-competition agreement ............    125,999     114,029       11,970      --           --          --
Excess of consideration paid over
  fair value of net assets acquired ..    177,557      10,133      167,424    54,164        3,047      51,117
                                       ----------    --------   ----------  --------     --------   ---------
                                       $1,369,924    $250,821   $1,119,103  $436,808     $ 38,751   $ 398,057
                                       ==========    ========   ==========  ========     ========   =========




7. Accrued Expenses

      Accrued expenses are summarized as follows:


                                                     December 31,
                                               ------------------------
                                                  1996          1995
                                               ----------    ----------
      Accrued payroll and related expenses ...  $ 7,568       $ 3,366
      Accrued taxes ..........................   10,121         3,221
      Accrued interest .......................   31,443         4,929
      Other accrued expenses .................    5,502         5,799
                                                -------       -------
                                                $54,634       $17,315
                                                =======       =======

8. Long-Term Debt

      Long-term debt is summarized as follows:




                                                                    December 31,
                                                               ----------------------
                                                                  1996        1995
                                                               ----------   ---------

      Revolving loan ........................................  $   99,000
      Term loan .............................................     550,000   $ 68,750
      10 1/2% Senior Subordinated Deferred Coupon Notes due
        December 1, 2003 ....................................     172,628    155,836
      9 3/8% Senior Subordinated Notes due November 1, 2007 .     250,000    250,000
      Dial Page Notes (Notes 4) .............................       1,570      1,570
      Note Payable ..........................................         997        --
                                                               ----------   --------
             Total long-term debt ...........................  $1,074,195   $476,156
                                                               ==========   ========






    As of December 31, 1996, the funded debt obligations of the Company included:

1) A $750 million senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of December 31, 1996 there was $649 million of loans outstanding under this facility consisting of two term loans of $137.5 million and $412.5 million and loans under a revolving credit facility totaling $99 million. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. During a portion of 1996 and continuing subsequent to the Filings, the Company was in default under this agreement. As a result of such default, the Company continues to have no borrowing capacity under this agreement.

    Absent the aforementioned events of default and subsequent Filings, the Pre-Petition Credit Agreement provided for two term loans of $412.5 million and $137.5 million and revolving credit loans of up to $200 million. Loans under these credit facilities bear interest at a rate of LIBOR plus 3% or ABR plus 2%, at the Company's option. The terms of the Pre-petition Credit Agreement call for periodic interest payments through final maturity, June 30, 2002, and for the payment of principal to commence on March 31, 1998 and continue on a quarterly basis, in varying amounts through June 30, 2002.

2) In November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 13), the Company issued $250 million Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes"). These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, the Company did not make its scheduled interest payment on its 9 3/8% Notes (See Note 1) which constituted an event of default under this indenture. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Filings, any such right or remedy is subject to the automatic stay on litigation created by the Bankruptcy Code.

          MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                   UNAUDITED
                         (dollar amounts in thousands)

    Absent the aforementioned event of default, the indenture provided for redemption of the 9 3/8% Notes at the option of the Company, in whole or in part, at any time on or after November 1, 2000, at the redemption prices set forth in the related indenture. Additionally, the Company is obligated to repurchase the 9 3/8% Notes at stated prices upon a change in control of the Company and the Company is also subject to certain covenants under the terms of the indenture that, among other things, limit its ability to incur indebtedness, pay dividends and sell assets.

3) In November 1993, the Company issued, at a discount, $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes"). The Deferred Coupon Notes accrete at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10.5% and is payable semiannually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred under this indenture. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Filings, any such right or remedy is subject to the automatic stay on litigation created by the Bankruptcy Code.

    Absent the aforementioned event of default, the Deferred Coupon Notes are redeemable, in whole or in part, at the option of the Company at any time after December 1, 1998 at redemption prices set forth in the Indenture. Additionally, the Company is obligated to repurchase the Deferred Coupon Notes at stated prices upon a change in control of the Company and the Company is also subject to certain covenants under the terms of the Indenture that, among other things, limit its ability to incur indebtedness, pay dividends and sell assets.

Interest Expense on Long Term Debt

    Interest paid during the year ended December 31, 1996, 1995 and 1994 was $43,688, $9,828 and $3,724, respectively. Total interest cost incurred for the year ended December 31, 1996 was $94,087, of which $1,292 was capitalized. For the year ended December 31, 1995, total interest incurred was $32,994, of which $1,249 was capitalized. Total interest cost incurred includes a write-off of unamortized debt issue costs of $5,400 for the year ended December 31, 1995.

Compliance

    As of December 31, 1996, the Company is in breach of a number of negative and affirmative covenants of the Pre-Petition Credit Agreement in addition to the default in the payment of interest due during December 1996 on the Pre-Petition Credit Agreement. Additionally, in November 1996, the Company failed to make its semi-annual interest payment on the 9 3/8% Notes causing an event of default thereunder and, by virtue of a cross default provision in the Deferred Coupon Notes, an event of default also occurred under the Deferred Coupon Notes.

          MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                   UNAUDITED
                         (dollar amounts in thousands)

    On June 26, 1996, in anticipation of the issuance of at least $100 million of debt or preferred stock by MobileMedia on or before December 31, 1996 (the "Parent Issuance"), the Banks agreed, among other things, to revise certain debt covenant ratios and to allow for dividend payments in respect of such Parent Issuance. Due to adverse market conditions, the Parent Issuance did not occur during the prescribed time frame causing an event of default under the Pre-Petition Credit Agreement.

    Additionally, since September 30, 1996, the Company has been in breach of certain financial covenants under the Pre-Petition Credit Agreement. Each of these breaches remained unwaived and uncured as of December 31, 1996 and therefore each constitutes an event of default under the Pre-Petition Credit Agreement.

    The aforementioned covenant breaches as well as defaults in the payment of under the Pre-Petition Credit Facility and the 9 3/8% Notes have caused events of default under the the Pre-Petition Credit Agreement. In order to conserve cash for operations, the semi-annual interest payment on the 9 3/8% Notes was not made in November 1996 and in December 1996, the Company failed to make schedule periodic interest payments under the Pre-Petition Credit Agreement.

Prior Credit Agreement

    On May 4, 1995, the Company entered into an agreement with The Chase Manhattan Bank, N.A., as agent, to provide up to $300,000 in secured credit facilities with a final maturity of June 2002. The Former Credit Facility was guaranteed by the Company and was used to repay $76,000 in borrowings under the Company's former $100,000 secured credit facility and to fund the purchase of Federal Communications Commission licenses for a nationwide two-way narrowband PCS network at a purchase price of $53,670.



9. Related Party Transactions



      On February 8, 1995 MobileMedia called upon certain investors for an additional $25,000 of capital which was required to be contributed to the Company in exchange for 137,095 shares of Class A and 2,362,900 shares of Class B common stock at $10 per share and warrants to purchase 51,014 shares of Class A Common Stock. On June 13, 1995, the Company received the $25,000 from the exercise of such call.

10. Income Taxes

      The components of income tax benefit (expense) are as follows:

                                            Year Ended December 31,
                                         ----------------------------
                                          1996       1995       1994
                                         ------     ------     ------
                  Current
                    Federal ...........  $ --       $ --       $ --
                    State and local ...    --         --         --
                                         ------     ------     ------
                                           --         --         --

                    Deferred: .........
                    Federal ...........    --         --         --
                    State and local ...    --         --         --
                                         ------     ------     ------
                                           --         --         --
                                         ------     ------     ------
                              Total ...  $ --       $ --       $ --
                                         ======     ======     ======

      A reconciliation of income tax benefit and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                Year Ended December 31,
                                          -----------------------------------
                                            1996         1995          1994
                                          --------     --------      --------



      Tax benefit computed at federal
          statutory rate ............      $ 116,840   $ 14,067      $ 12,147
      Nondeductible amortization ....

      Valuation allowance on federal
         deferred tax assets ........      $(116,840)   (14,067)      (12,147)
      Other .........................
                                          --------     --------      --------
                Total ...............      $  --       $   --        $   --
                                          ========     ========      ========



      The effect the valuation allowance shown above represents federal tax effects on income from continuing operations.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

10. Income Taxes - (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:




                                                                      December 31,
                                                                  -------------------
                                                                    1996      1995
                                                                  ---------  --------
      Deferred tax liabilities:
         Difference in book and tax cost of intangible assets    $  83,776   $  1,207
         Other ..............................................        1,914        174
                                                                 ---------   --------
      Tax deferred tax liabilities ..........................       85,690      1,381
      Deferred tax assets:
         Loss on discontinued operations ....................        3,137      4,692
         Difference  between book and tax basis of liabilities      21,694        576
         Net operating loss carryforward ....................       85,326     32,589
         Difference between book and tax basis of Fixed Assets      30,692      4,129
         Other ..............................................        2,741      1,543
                                                                 ---------   --------
      Total deferred assets .................................      143,590     43,529
      Valuation allowances for deferred tax assets ..........     (129,997)   (42,148)
                                                                 ---------   --------
      Net deferred tax assets ...............................       13,593      1,381
                                                                 ---------   --------
      Net deferred tax liabilities ..........................    $  72,097   $   --
                                                                 =========   ========





      As of December 31, 1996, the Company has available net operating loss carryforwards for tax purposes of approximately $209,000 which expire in years 2008 through 2011. Utilization of these losses may be limited under
Section 382 of the Internal Revenue Code.





      The Company believes consummation of the public offering of 15,525,000 shares of Class A Common Stock on November 7, 1995 caused an ownership change for the Company for purposes of Section 382 of the Code. As a result, the use of the Company's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40.0 million. If a second ownership change occurred subsequent to November 7, 1995, which has not been determined, use of the Company's net operating losses would be severely limited. Furthermore, the Company's federal and state net operating losses may be reduced or otherwise limited as a result of the reorganization of the Company during bankruptcy proceedings.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

11. Leases



      Certain facilities and equipment used in operations are held under operating leases. Rental expenses under operating leases were $44,574, $14,983 and $12,966 for years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996, the aggregate minimum rental commitments under noncancellable leases were as follows:



                  1997 ..............................  $23,910
                  1998 ..............................   17,975
                  1999 ..............................   13,167
                  2000 ..............................    8,382
                  2001 ..............................    4,014
                  Thereafter ........................    7,609
                                                       -------
                                                       $75,057
                                                       =======

12. Employee Benefit Plans



      As of the date of the MPS Acquisition, all employees of MPS were terminated. Concurrently, the Company adopted a retirement savings plan with open enrollment for all former employees of MPS. The plan allows for all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of his or her compensation. Effective February 1, 1996, the Company began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral.





      Employees of MobileComm and Dial Page who were hired by the Company were eligible to participate in the Company's retirement savings plan based on their recognized MobileComm and Dial Page service date. As of the date of the MobileComm and Dial Page Acquisitions employees with one year and at least 1,000 hours of credited service were eligible to participate.



13. Common Stock, Stock Option Plans and Stock Warrants

      On July 6 1995, MobileMedia issued an aggregate of 8,000,000 shares of Class A Common Stock in a public offering at a price of $18.50 per share. MobileMedia received net proceeds from the sale of approximately $137,975. In addition, on July 25, 1995, the underwriters exercised their over-allotment option to purchase an additional 800,000 shares of Class A Common Stock at the initial public offering price. Accordingly, MobileMedia received additional net proceeds of $13,910 for the over-allotment shares.

      On November 13, 1995, MobileMedia issued an aggregate of 13,500,000 shares of Class A Common Stock at a public offering price of $23.75 resulting in net proceeds of approximately $308,755. In addition, the underwriters exercised their over-allotment option to purchase an additional 2,025,000 shares of Class A Common Stock at the public offering price resulting in additional net proceeds of approximately $46,170.


                                      F-l9

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

13. Common Stock, Stock Option Plans and Stock Warrants - (Continued)

   Non-Employee Directors

      The Company adopted a stock option plan under which options to purchase MobileMedia Class A Common Stock will be granted to the Company's non-employee directors. The Board has authorized a total of 700,000 shares under this plan.

      In connection with their election as directors, four individuals received an initial option to purchase up to 28,000 shares each of Class A Common Stock at an exercise price per share equal to $10.00. In 1995, two individuals also received additional options to purchase up to 2,800 shares of Class A Common Stock in 1,400 share increments at an exercise price per share equal to $10.00 and $26.38, respectively, and one individual received additional options to purchase up to 1,400 shares of Class A Common Stock at an exercise price per share of $11.43. In 1996, two individuals received additional options to purchase 2,800 shares of Class A Common Stock in 1,400 share increments at an exercise price per of $23.50 and $1.187, respectively. All exercise prices per share were considered to be the fair market value at the date of grant.



   Employees





      The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. In light of the Company's current circumstances, the pro forma effect of stock compensation expense pursuant to SFAS No. 123 has not been calculated.





      The Company has adopted the 1993 MobileMedia Corporation Stock Option Plan (the "Option Plan") under which options to purchase shares of MobileMedia's Class A Common Stock may be granted to officers and key employees of the Company. A total of 2.1 million shares are issuable under the Option Plan.



      Two types of options may be granted under the Option Plan: options intended to qualify as incentive stock options under Section 422 of the Code, and "non-qualified" stock options not specifically authorized or qualified for favorable federal income tax treatment under the Code. The option exercise price for incentive stock options granted under the Option Plan may not be less than the fair market value (as defined in the Option Plan) of the Company's Class A Common Stock on the date the option is granted. The exercise price of non-qualified stock options may be set by the Board of Directors at a discount from fair market value.



      Certain current and former officers and key employees of the Company have been granted both qualified and non-qualified options to purchase up to 1,638,230 and 1,372,683 shares of Class A Common Stock at December 31, 1996 and 1995, respectively, at exercise prices ranging from $6.81 to $10.00 per share. Options exercisable at December 31, 1996 and 1995, totaled 862,926 and 714,679 shares, respectively.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

14. Commitments and Contingencies

      The Company is party to a number of lawsuits and other matters arising in the ordinary course of business.



      As announced in its September 27, 1996 and October 21, 1996 press releases, the Company discovered misrepresentations and other violations which occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. The Company caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the Fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of the Company's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. As part of the cooperative process, the Company proposed to the FCC that a consent order be entered which would result, among other things, in the return of certain local paging authorizations then held by the Company, the dismissal of certain pending applications for paging authorizations, and the voluntary acceptance of a substantial monetary forfeiture.





      On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by the Company. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 94 applications for fill-in sites around existing paging stations which had been filed under the "40-mile rule", as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits.





      On April 8, 1997, the FCC adopted an order (the "Order") commencing an administrative hearing to inquire into the qualification of the Company to remain a licensee. The Order directed an administrative law judge (an "ALJ") to take evidence and develop a full factual record on issues concerning the Company's filing of false forms and applications in connection with its applications for paging licenses. While the Order initiated a fact finding and evaluative hearing process to gather information with which to make a decision, this decision would not be a final disposition of the FCC's action.



      On April 23, 1997, the Company filed a motion with the FCC seeking a stay of the hearing proceedings instituted by the Order. The motion discussed the consequences of a grant and a denial of the motion to the Company and its debt and equity holders. On May 2, 1997, the ALJ denied the Company's motion for stay. The Company then appealed the ALJ's decision. On June 6, 1997 the FCC issued an order staying the hearing proceeding. The FCC order stays the hearing for ten months in order for the Company to develop and consummate a plan of reorganization that provides for a change of control of the Company and thus a transfer of the Company's FCC licenses. Under the order, which is based on an FCC doctrine known as Second Thursday, if there is a change of control that meets the conditions of Second Thursday, the Company's FCC issues will be resolved by the transfer of the Company's FCC licenses and the hearing will not proceed.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

14. Commitments and Contingencies - (Continued)



      The Company is permitted to operate their licensed facilities and provide service to the public during the pendency of the hearing proceeding. The Company cannot be certain of the outcome of the process initiated by the FCC's action. An adverse outcome of this proceeding could result in the loss of the Company's licenses or substantial monetary fines, or both. Any such outcome would have a material adverse effect on the company's financial condition and results of operations.



      Two securities class action lawsuits, seeking damages in an unspecified amount, are currently pending in the United States District Court for the District of New Jersey against the Company and several other defendants. The first, Civil Action No. 96-4715 (JWB), is a consolidated class action on behalf of purchasers of the Common Stock of the Company between August 1995 and October 1996 alleging claims arising under the Securities Exchange Act of 1934 as a result of allegedly false and misleading statements or omissions in public statements made by the Company. The case is a consolidation of four class action lawsuits brought against the Company and various individuals between October 1996 and December 1996.

      The second class action lawsuit, Civil Action No. 96-5723 (JWB), alleges claims arising under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 as a result of allegedly false and misleading statements or omissions in offering documents distributed pursuant to the secondary offering of the Company's Common Stock and 9 3/8% Notes in November 1995. These actions carry with them the possibility of additional actions against the Company for indemnification or contribution.

      Like other pending legal proceedings, these suits have been "stayed" by the Filings as to the Company. If the plaintiffs were to obtain relief from the automatic stay, or if the Company emerges from bankruptcy with the suits unresolved, the Company will defend these suits vigorously. Nevertheless, there can be no assurance that, if adversely determined, the suits would not have an adverse effect upon the financial condition of the Company.

      Three former employees have agreements which provide an incentive payment of up to $300 to each of them if the Company's EBITDA (excluding operations of businesses acquired after MPS) for 1996 equals or exceeds $82,200 subject to certain adjustments (the "1996 Target"), and of up to $1,000 to each of them if the Company's EBITDA for 1998 (excluding operations of businesses acquired after MPS) equals or exceeds $125,100, subject to certain adjustments (the "1998 Target"). Two current and three former employees have agreements which provide for incentive payments of up to $150 to each of them if the Company (excluding operations of businesses acquired after MPS) meets the 1996 Target and of up to $300 to each of them if the Company (excluding operations of businesses acquired after MPS) meets the 1998 Target.

15. Other Investments

      On March 21, 1995, the Company purchased a 33% interest in Abacus Communications Partners, L.P., a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P., is the Company's exclusive alphanumeric dispatch services provider. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of undistributed earnings or losses of the purchased company. The Company's share of income of affiliate for the year ended December 31, 1996 was $210.


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